Exhibit 99.1

Vivakor Secures One-Year Bakken Crude Oil Transaction Expected to Generate $115 Million in Annualized Revenue; Contracted 2026 Revenues at Approximately $269 Million

Recurring 4,000 Barrel-Per-Day Crude Oil Transaction Expands Supply & Trading Activity Through North Dakota Infrastructure

Dallas, TX – GlobeNewswire – June 17, 2026 – Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), an integrated provider of energy transportation, storage, reuse, and remediation services, today announced that its commodities trading platform, Vivakor Supply & Trading, LLC (“VST”), has entered into a recurring one-year crude oil transaction that will commence July 1, 2026.

The transaction covers approximately 120,000 barrels of crude oil per month under a one-year arrangement running from July 1, 2026 through June 30, 2027, with month-to-month continuation thereafter. Based on expected volumes and current market pricing, the agreement is anticipated to generate approximately $9.6 million in gross revenue per month, representing approximately $115 million in annualized gross revenue. The arrangement further expands VST’s recurring commercial activity in the Bakken region and reflects Vivakor’s continued execution of its integrated infrastructure and supply & trading strategy. Inclusive of this transaction, Vivakor estimates that its recurring contracted commercial activities and previously announced supply and trading arrangements represent approximately $269 million in annualized contracted revenue opportunities for 2026, based on current pricing assumptions and expected volumes.

The crude oil volumes will be delivered through Vivakor’s pipeline-connected injection facilities located at Stanley and Beaver Lodge, North Dakota, providing direct access to regional transportation infrastructure. The arrangement further expands Vivakor Supply & Trading’s commercial footprint in the Bakken region while increasing utilization of the Company’s strategically positioned gathering and logistics assets.

“This transaction demonstrates the value of integrating commodity marketing with physical infrastructure,” said James Ballengee, Chairman and Chief Executive Officer of Vivakor. “By utilizing our pipeline-connected injection facilities in the Bakken region, we are able to provide customers with reliable market access while increasing throughput and commercial activity across our operating platform. We continue to see attractive opportunities to expand recurring crude oil marketing volumes in regions where our infrastructure provides a competitive advantage and supports long-term customer relationships.”

Ballengee continued, “The Bakken remains one of North America’s most important crude oil producing regions, and this agreement further strengthens our commercial presence in the basin. We believe the combination of strategically located infrastructure assets and growing marketing capabilities positions Vivakor to continue expanding recurring revenue opportunities while enhancing utilization across our network.”

Consistent with standard commodity trade transactions, VST will generally recognize a small percentage of total contract value as its revenue on the relevant transaction, reflecting its role as an intermediary within the physical commodity supply chain. The actual revenue recognized by VST will vary based on market conditions, commodity pricing, transaction structure, and volumes delivered.

About Vivakor, Inc.

Vivakor, Inc. is an integrated provider of sustainable energy transportation, storage, reuse, and remediation services, operating one of the largest fleets of oilfield trucking services in the continental United States. Its corporate mission is to develop, acquire, accumulate, and operate assets, properties, and technologies in the energy sector. Vivakor’s integrated facilities assets provide crude oil and produced water gathering, storage, transportation, reuse, and remediation services under long-term contracts. Once operational, Vivakor’s interest in oilfield waste remediation facilities will facilitate the recovery, reuse, and disposal of petroleum byproducts and oilfield waste products.

For more information, please visit our website: http://vivakor.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to, the expected transaction and ownership structure, the valuation of the transaction, the likelihood and ability of the parties to successfully and timely consummate planned acquisitions, the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Vivakor or the expected benefits of the such transaction, our ability to maintain the listing of our securities on The Nasdaq Capital Market, the parties failure to realize the anticipated benefits of pending transactions, disruption and volatility in the global currency, capital, and credit markets, changes in federal, local and foreign governmental regulation, changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, and general economic conditions.

These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the U.S. Securities and Exchange Commission, which factors may be incorporated herein by reference. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Vivakor and the Endeavor Entities or the date of such information in the case of information from persons other than Vivakor and the Endeavor Entities, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding the Endeavor Entities industries and markets are based on sources we believe to be reliable; however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Investor Contact:
P: 469-480-7175
info@vivakor.com